EXHIBIT 99(b)

Dear Stockholder:

     As you have probably learned, Meridian Bancorp, Inc. (Meridian) of Reading, Pennsylvania announced on October 10, 1995 the signing of a definitive merger agreement with CoreStates Financial Corp (CoreStates) of Philadelphia, Pennsylvania. Under the terms of this agreement, each share of Meridian common stock will be exchanged for 1.225 shares of CoreStates common stock.

     This contract, as envisioned, will have an impact on the timing and financial outcome of your United Counties
Bancorporation merger transaction now in progress.

     Your directors intend to delay the Special Meeting of Stockholders scheduled for November 1, 1995 in order that the information and financial data relating to the Meridian/CoreStates transaction may be considered by the Board of Directors of United Counties Bancorporation (UCB), our investment advisors and by you.

     The terms of the merger agreement between UCB and Meridian stipulate an exchange ratio of five shares of Meridian common stock for each share of UCB common stock. Assuming both merger transactions are consummated, UCB stockholders who convert their existing shares into shares of the surviving company would ultimately received 6.125 shares of CoreStates common stock for each share of UCB common stock.

     As soon as more complete data regarding this new
Meridian/CoreStates merger agreement of which your Bancorporation would become an integral part is available, we will forward additional information to you and tell you the date of the delayed meeting.

     A copy of the Meridian/CoreStates joint press release regarding their agreement is enclosed.